Exhibit 99.1

4600 S. Ulster Street Suite 1225 Denver, CO 80237 (720)287-3093

Assure Holdings Reports Fourth Quarter and Full Year 2020 Financial Results

Full Year 2020 Managed Case Volume Increased 54% to 9,914

DENVER, March 26, 2021 (GLOBE NEWSWIRE) -- Assure Holdings Corp. (the “Company” or “Assure”) (TSXV: IOM; OTCQB: ARHH), a provider of intraoperative neuromonitoring services (“IONM”), reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Financial Summary vs. Fourth Quarter 2019

•	Total revenue was $6.0 million versus $(4.7) million. In the fourth quarter 2020, $3.1 million of revenue was derived from hospitals and management fees, a $1.4 million increase from the year-earlier quarter. The fourth quarter of 2019 included a $10.3 million reserve relating to a private health insurance company and its affiliates in Louisiana, Texas and Michigan.

•	Cost of revenue was $2.9 million vs $0.5 million due to the reversal of accrued billing fees related to the reserve adjustments taken in the fourth quarter of 2019, and to the Company building an internal revenue cycle management department in 2020.

•	Managed cases increased 36% to a quarterly record of 3,057 versus 2,242.

•	Equity method of investment in Provider Entities (“PEs”) was $0.3 million compared to $0.1 million.

•	Net loss of $(0.5) million compared to net loss of $(6.7) million.

•	Net loss per diluted share was $(0.01) compared to net loss of $(0.19) per diluted share.

•	Adjusted EBITDA was $0.8 million versus $(8.2) million.

•	The Company collected a quarterly record $6.5 million compared to $2.4 million for a combination of technical IONM services and cash collected from PEs for professional IONM services.

•	The Company collected a record $3.7 million versus $1.3 million for IONM revenue that it retains 100%.

In fourth quarter and full-year 2020, the Company realized gains of $1.2 million associated with forgiveness for the SBA loan relating to the CARES Act.

Full Year 2020 Financial Summary vs. Full Year 2019

•	Total revenue was $3.5 million versus $17.7 million.

•	Managed cases increased 54% to an annual record of 9,914 versus 6,414.

•	Equity method of investment in Provider Entities was ($1.2) million compared to $1.3 million.

•	General and administrative expenses were $9.6 million compared to $8.4 million reflecting the building out of Assure’s management team and professional fees related to the Company’s financial transactions, S-1 filing and acquisitions.

•	Net loss of $(15.0) million compared to net income of $2.7 million.

4600 S. Ulster Street Suite 1225 Denver, CO 80237 (720)287-3093

•	Net loss per diluted share was $(0.41) compared to net income of $0.06 per diluted share.

•	Adjusted EBITDA was $(14.4) million versus $5.7 million.

•	The Company collected an annual record $23.9 million compared to $15.9 million for a combination of technical IONM services and cash collected from PEs for professional IONM services.

•	The Company collected a record $13.8 million versus $8.0 million for IONM revenue that it retains 100%.

•	In the second quarter of 2020 Assure pre-emptively recorded reserves of approximately $15 million to further reduce accrual rate and revenue per procedure expectations to more accurately reflect what the Company expects to collect based on current data.

Management Commentary

“Against a challenging 2020 environment, we made key investments in infrastructure, talent, and innovation to unlock our ability to fulfill the Company’s long-term strategy,” said John A. Farlinger, Assure’s executive chairman and CEO. “We made significant progress executing against our three key corporate objectives: improving the performance of Assure’s billing and collections function, development of an in-network revenue stream and scaling our platform through both organic growth and M&A. The Company reported record total collections that increased 50% from the prior year. More than 20% of Assure’s overall commercial insurance volume is now in-network, either directly or indirectly with payors, helping to reduce risk, minimize complexity, protect our liquidity and accelerate the timing of payments. Finally, we substantially expanded our scale in 2020, reporting a 54% increase in procedures during the year. This growth was achieved both by organically winning new business within our existing operational footprint, expanding into two new states and successfully integrating the acquisition of Neuro-Pro which continues to deliver as we expected.”

“The Company has taken numerous proactive steps to improve its financial flexibility. This included closing a $10.5 million institutional investor private placement, obtaining an expanded credit facility, securing an SBA loan under the CARES Act that was subsequently forgiven and raising funds in non-brokered convertible debenture offerings. We also brought revenue cycle management in-house after the legacy 3rd party vendor was terminated as a result of poor performance. The Company’s revamped collections process generated a record $23.9 million compared to $15.9 in 2019.”

“Our 2020 results were negatively impacted by a number of anticipated factors. The major contributor was our lower accrual per case rate which we adjusted in the second quarter of 2020 to reflect issues associated with the collection of 2018 claims and IONM industry-wide downward market pressure in the average payment per procedure from commercial insurance companies. Of note, while the year-over-year decline in accrual per case was substantial, the sequential degradation in the third and fourth quarters of 2020 was minimal. We are now updating our revenue accrual rates on a quarterly basis and do not anticipate a significant decline from current accrual rates in 2021. The issue we experienced in 2020 reflects the lingering effects of poor performance from the legacy 3rd party billing provider that was terminated in the autumn of 2019. Assure re-billed all outstanding 2018 claims in 2020 and anticipates ultimately recovering a meaningful share of these receivables. Another factor was the previously disclosed impact of reserving claims from a private health insurance company that to-date has failed to reimburse Assure. The final contributor was the steep COVID-19-related decline in elective procedures we experienced in March and April which lingered in certain markets through the end of the year.”

4600 S. Ulster Street Suite 1225 Denver, CO 80237 (720)287-3093

“The fourth quarter saw the Company deliver on a number of milestones including: a quarterly record for both collections and number of procedures, reporting a positive EBITDA, a second consecutive quarter of stable revenue accrual rates, filing of Assure’s Form S-1 and closing an institutional investor private placement.”

“Further, Assure has already made important advancements against our key corporate objectives in 2021. We intend to capitalize on growth opportunities including increasing scale by organically expanding into new states and pursuing strategic acquisitions. This includes an agreement to acquire Sentry Neuromonitoring, a Joint Commission accredited IONM provider with operations in Texas, Kansas and Missouri which performed more than 5,500 IONM procedures in 2020. Assure, through its wholly owned subsidiary, also expanded into telemedicine by launching professional neurology services. This will allow us to control quality of service in all aspects of our IONM offering which is a key consideration for payors as we negotiate new in-network agreements, strengthens our offering as we position to sell directly to hospitals, creates additional margin in our existing operations, and generates organic growth and acquisition targets. In addition, we believe our professional neurology services will act as a platform the Company can build from to offer additional and adjacent services around neurology. Assure is taking steps to support what we believe will be a year of profitable growth and sharply increasing case volume by securing a second draw SBA loan associated with the CARES Act. In addition, Assure’s Form S-1 was declared effective, and we are preparing for a potential uplisting to a major U.S. exchange.”

Assure will be filing its year-end financial statements with SEDAR and the SEC at www.sedar.com, www.sec.gov and the Company website.

Chief Financial Officer Succession

Trent Carman has decided to retire from his position as chief financial officer (“cfo”) of the Company. John Price, Assure’s vice president of finance, will succeed Carman as cfo. Carman will remain with the Company as an advisor through 2021.

“I want to thank Trent for his leadership and his many contributions to Assure through this period of unprecedented change and transformative growth. He has played an important role helping the Company deliver on our corporate objectives while building a strong finance team with deep expertise,” said Farlinger. “I want to wish Trent all the best as he enters the next chapter of his life.”

“I am proud of the significant progress we have made to drive our growth strategy over the past three years,” said Carman. “I believe Assure is operating from a position of strength, with a long runway of profitable growth ahead. John Price is a key member of our management team, and I am confident that his experience and strong leadership capabilities will help to ensure that Assure continues to drive improved operating performance and disciplined execution.”

“I have great confidence in John Price, a seasoned financial executive, stepping into this role,” said Farlinger. “I look forward to working closely with him in his new role to further fuel Assure success by delivering profitable revenue growth and strong cash collections while investing in key strategic initiatives to ensure we continue to differentiate Assure’s position in the IONM industry.”

4600 S. Ulster Street Suite 1225 Denver, CO 80237 (720)287-3093

Price has over 25 years of experience in accounting, financial planning and analysis, and business process improvement. He is also highly experienced in capital raise and debt financing, M&A, accounting operations, compliance, and system implementations. Price’s prior positions include serving as chief accountant of National Beverage, chief financial officer at Alliance MMA and MusclePharm and in various accounting and finance roles in high growth technology companies in the Silicon Valley. Price spent the first seven years of his career at Ernst & Young. He earned a Bachelor of Science in Accounting from Pennsylvania State University.

Operational Guidance

In 2020, Assure managed 9,914 cases, and at the end of that year, had worked with 141 surgeons across 77 hospitals and medical facilities, supported by 59 technologists. Comparatively, in 2019, the Company managed 6,414 cases, and at the end of that year worked with 98 surgeons at 53 hospitals and medical facilities, supported by 50 technologists.

The Company forecasts total procedures for full-year 2021 to exceed 14,000, a record number representing an increase of more than 40% compared with 2020. This projection is based on organic growth only and does not incorporate any impact from M&A activity. The guidance reflects the impact to-date of COVID-19, but not a substantial future disruption relating to the pandemic.

Impact of COVID-19

The adverse impact of the global pandemic on people and businesses has been extensive and far-reaching. Beginning in March and accelerating in April 2020, Assure saw a decline of more than 70% in its number of procedures performed; however, the Company’s overall weekly case volumes in May through December 2020 exceeded average weekly case rates in January and February 2020. Nevertheless, continued COVID-19 cases in the United States caused intermittent disruptions to linger in certain markets during the remainder of 2020. Assure is continuing to carefully monitor the impact of COVID-19 in all states within its operational footprint. The Company anticipates that the majority of the procedures that were postponed in 2020 will be rescheduled for a later date.

Subsequent Event: Assure Enters Into Agreement to Purchase Sentry Neuromonitoring and Receives United States Small Business Administration Second Draw Loan Under CARES Act

In February 2021, Assure signed a Term Sheet to acquire (the “Acquisition”) Sentry Neuromonitoring, LLC (“Sentry”), one of the largest IONM service providers in Texas, for a purchase price of $3,500,000. The purchase price to be paid is $1,225,000 in cash and $2,275,000 in Assure common stock, subject to escrow, TSX Venture Exchange and other requirements. Under the Term Sheet, Assure will acquire Sentry’s contracts, employees, business relationships and assets including accounts receivable, and assume up to $250,000 of its debt. Although key terms and conditions have been negotiated and agreed to, the Acquisition remains subject to a number of conditions.

4600 S. Ulster Street Suite 1225 Denver, CO 80237 (720)287-3093

In March 2021, Assure received a $1.7 million second draw loan provided under the United States Small Business Administration Paycheck Protection Program pursuant to the Coronavirus Aid, Relief, and Economic Security Act. Assure anticipates that all or a portion of the loan will be forgiven as the Company expects to maintain its employment and compensation within designated parameters.

Conference Call

The Company will hold a conference call today, March 26, 2021, at 12:00 p.m. Eastern time to discuss its fourth quarter and full year 2020 results.

Date: Friday, March 26, 2021
Time: 12:00 p.m. Eastern time (10:00 a.m. Mountain time)
Toll-free dial-in number: 1-877-407-0792
International dial-in number: 1-201-689-8263
Conference ID: 13717700

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay here.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through April 9, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13717700

Non-GAAP Measures

This press release includes certain measures which have not been prepared in accordance with Generally Accepted Accounting Principals (“GAAP”) such as Adjusted EBITDA, case volume, cases and managed cases. The non-GAAP measures presented are unlikely to be comparable to similar measures presented by other issuers. References to Adjusted EBITDA are to net income/(loss) excluding interest, taxes, depreciation and amortization, share-based compensation, gain on payroll protection program loan and gain on extinguishment of acquisition debt. Reference to case volume, cases and managed cases are to procedures monitored by the Company. None of the foregoing non-GAAP measures is an earnings measure recognized by GAAP and do not have a standardized meaning prescribed by GAAP. Management believes that Adjusted EBITDA, case volume, managed cases and cases are appropriate measures in evaluating the Company’s performance. Readers are cautioned that Adjusted EBITDA, managed cases, case volume and cases should not be construed as alternatives to net income (as determined under GAAP), as indicators of financial performance or to cash flow from operating activities (as determined under GAAP) or as measures of liquidity and cash flow.

4600 S. Ulster Street Suite 1225 Denver, CO 80237 (720)287-3093

About Assure Holdings

Assure Holdings Corp. is a Colorado-based company that works with neurosurgeons and orthopedic spine surgeons to provide a turnkey suite of services that support intraoperative neuromonitoring activities during invasive surgeries. Assure employs its own staff of technologists and uses its own state-of-the-art monitoring equipment, handles 100% of intraoperative neuromonitoring scheduling and setup, and bills for all technical services provided. Assure Neuromonitoring is recognized as providing the highest level of patient care in the industry and has earned The Joint Commission’s Gold Seal of Approval®. For more information, visit the Company’s website at www.assureneuromonitoring.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of applicable securities laws, including, but not limited to: the Company’s expansion and financing plans; the Company’s revenue and cash flow; the collection of outstanding amounts owed to the Company; comments with respect to strategies, expectations, planned operations and future actions of the Company; the maximization of the Company’s in-network revenue; plans to uplist to a major U.S. exchange; loans secured by the Company and the expected effects thereof; the rescheduling of postponed procedures; the Company’s accounting practices, including but not limited to the expected effects of the Company’s decision to write-down a sizable portion of its accounts receivable and to further reduce its accrual rate and revenue per procedure expectations; the impact of COVID-19; the total number of procedures for 2021; collections of accounts receivable including a meaningful share of the 2018 reserved receivables and the Acquisition and the expected effects thereof. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to: the Company’s revenue accrual rates may experience significant decline in 2021; the Company may not increase its scale and expand into new states in 2021; the Company’s ability to successfully expand; t the Company may not improve its revenue and cash flow; the Company’s ability to collect past due accounts receivable; the accuracy of the reservations made to receivables; the Company may not be able to maximize the Company’s in-network revenue and negotiate new in-network agreements the Company’s decision to write-down a sizable portion of its accounts receivable may not result in a more sustainable and profitable model; the Company may not see its case volume increase as a result of securing the SBA loan; the Company may not exceed 14,000 procedures performed in 2021; the cases postponed in 2020 may not be rescheduled for a later date; the TSX Venture exchange may not approve the Acquisition; the acquisition may not be completed; all or a portion of the $1.7 million Loan may not be forgiven; the Company may not maintain its employment and compensation framework within the parameters of the Coronavirus Aid, Relief, and Economic Security Act; the Company’s decision to further reduce its accrual rate and revenue per procedure expectations may not reduce its down-side risk; uncertainties related to market conditions and our ability to qualify for a listing on a major U.S. exchange; the uncertainty surrounding the spread of COVID-19 and the impact it will have on the Company’s operations and economic activity in general; and the risks and uncertainties discussed in our most recent annual and quarterly reports filed with the Canadian securities regulators and available on the Company’s profile on SEDAR at www.sedar.com and those included in the Company’s registration statement on Form S-1 filed with the United States Securities and Exchange Commission and available at www.sec/gov. Readers are cautioned not to place undue reliance on forward-looking statements. Except as required by law, Assure does not intend, and undertakes no obligation, to update any forward-looking statements to reflect, in particular, new information or future events.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact

Scott Kozak, Investor and Media Relations
Assure Holdings Corp.
1-720-287-3093
Scott.Kozak@assureiom.com

4600 S. Ulster Street Suite 1225 Denver, CO 80237 (720)287-3093

SCHEDULE A

ASSURE HOLDINGS CORP.

CONDENSED INTERIM CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(in thousands of United States Dollars)

	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash	$4,386	$59
Accounts receivable, net	14,965	30,863
Income tax receivable	150	—
Other assets	284	168
Due from PEs	4,856	2,489
Due from related parties	334	128
Total current assets	24,975	$33,707
Equity method investments	608	2,360
Property, plant and equipment, net	356	209
Operating lease right of use asset	124	196
Finance lease right of use asset	608	466
Intangibles, net	4,115	4,587
Goodwill	2,857	2,857
Total assets	$33,643	$44,382

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$2,871	$4,365
Current portion of debt	4,100	1,664
Current portion of lease liability	521	461
Current portion of acquisition debt	—	5,030
Other current liabilities	96	81
Total current liabilities	7,588	11,601
Lease liability, net of current portion	772	500
Debt, net of current portion	2,251	1,160
Acquisition debt, net of current portion	—	2,429
Provision for acquisition share issuance	540	540
Provision for fair value of stock options	16	66
Provision for performance share issuance	2,668	16,011
Deferred tax liability, net	599	2,010
Total liabilities	14,434	34,317
SHAREHOLDERS' EQUITY
Common stock	56	35
Additional paid-in capital	30,841	6,682
Retained earnings (deficit)	(11,688)	3,348
Total shareholders' equity	19,209	10,065
Total liabilities and shareholders' equity	$33,643	$44,382

4600 S. Ulster Street Suite 1225 Denver, CO 80237 (720)287-3093

ASSURE HOLDINGS CORP.

CONDENSED INTERIM CONSOLIDATED STATEMENT OF INCOME/(LOSS)

(in thousands of United States Dollars, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)
Revenue
Patient service fees, net	$2,899	$(6,328)	$(3,443)	$13,738
Hospital, management and other	3,065	1,669	6,967	3,987
Total revenue	5,964	(4,659)	3,524	17,725
Cost of revenues	2,850	489	7,912	4,955
Gross (loss) margin	3,114	(5,148)	(4,388)	12,770
Operating expenses
General and administrative	3,739	3,337	9,592	8,427
Sales and marketing	408	369	1,209	1,435
Depreciation and amortization	245	205	1,014	537
Total operating expenses	4,392	3,911	11,815	10,399
Income/(loss) from operations	(1,278)	(9,059)	(16,203)	2,371
Other income/(expenses)
Earnings/(loss) from equity method investments	255	113	(1,194)	1,305
Gain on Payroll Protection Program loan	1,211	—	1,211	—
Gain on extinguishment of acquisition debt	188	—	188	—
Other income/(expense)	39	167	89	172
Accretion expense	(163)	(74)	(782)	(74)
Interest, net	(366)	(89)	(530)	(252)
Total other income/(expense)	1,164	117	(1,018)	1,151
Income/(loss) before income taxes	(114)	(8,942)	(17,221)	3,522
Income tax benefit (expense)	(385)	2,216	2,185	(806)
Net income/(loss)	$(499)	$(6,726)	$(15,036)	$2,716
Basic income/(loss) per common share	$(0.01)	$(0.19)	$(0.41)	$0.08
Diluted income/(loss) per common share	$(0.01)	$(0.19)	$(0.41)	$0.06

4600 S. Ulster Street Suite 1225 Denver, CO 80237 (720)287-3093

ASSURE HOLDINGS CORP.

RECONCILIATION OF NON-GAAP ADJUSTED EBITDA TO NET LOSS

(in thousands of United States Dollars)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)
Reported net income (loss)	$(499)	$(6,726)	$(15,036)	$2,716
Interest, net	366	89	530	252
Accretion expense	163	74	782	74
Depreciation and amortization	245	205	1,014	537
Share based compensation	92	307	548	1,259
Income tax expense (benefit)	385	(2,216)	(2,185)	806
Provision for stock option fair value	—	27	(50)	8
	$752	$(8,240)	$(14,397)	$5,652

4600 S. Ulster Street Suite 1225 Denver, CO 80237 (720)287-3093

ASSURE HOLDINGS CORP.

EARNINGS PER SHARE

(in thousands of United States Dollars, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$(499)	$(6,726)	$(15,036)	$2,716
Basic weighted average common shares outstanding	36,233,127	34,402,607	36,233,127	34,402,607
Basic earnings (loss) per common share	$(0.01)	$(0.19)	$(0.41)	$0.08
Net income (loss)	$(499)	$(6,726)	$(15,036)	$2,716
Basic weighted average common shares outstanding	36,233,127	34,402,607	36,233,127	34,402,607
Dilutive effect of stock options, warrants, and performance shares	—	—	—	7,510,000
Dilutive weighted average common shares outstanding	36,233,127	34,402,607	36,233,127	41,912,607
Diluted earnings (loss) per common share	$(0.01)	$(0.19)	$(0.41)	$0.06